Investment Banking Group

                                                   World Financial Center
                                                   North Tower
                                                   New York, New York 10281-1324
                                                   212-449-1000

MERRILL LYNCH

   CONSENT OF MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED





The Board of Directors
Blockbuster Entertainment Corporation
One Blockbuster Plaza
200 South Andrews Avenue
Fort Lauderdale, Florida 33301

Dear Members of the Board:

     We hereby consent to the use of our opinion letter dated August 23, 1994 to the Board of Directors of Blockbuster Entertainment Corporation ("Blockbuster"), included as Annex VI to the Proxy Statement of Blockbuster (which is also the Proxy Statement/Prospectus of Viacom Inc. ("Viacom")) which forms a part of the Registration Statement dated as of the date hereof on Form S-4 of Viacom relating to the proposed merger of Blockbuster with and into Viacom, and to the references therein to such opinion under the captions "Summary--The Merger--Opinions of Financial Advisors," "The Merger--Opinions of Financial Advisors--Blockbuster" and "Certain Considerations--Financial Terms of the Merger." In giving such consent, we do not admit and we hereby disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.


                                        /s/ James K. Mason

                                        MERRILL LYNCH, PIERCE, FENNER & SMITH
                                                    INCORPORATED

August 29, 1994